Exhibit 10.18

IronNet, Inc.

Non-Employee Director Compensation Policy

(effective November 23, 2021)

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of IronNet, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers or consultants of the Company or its subsidiaries (“Outside Directors”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.	Cash Retainers

(a) Annual Retainer for Board Membership, Chairperson and Lead Independent Director. Each Outside Director shall receive $30,000 on an annual basis for general availability and participation in meetings and conference calls of the Company’s Board of Directors (the “Board”). If the Chairperson of the Board is also an Outside Director, he or she shall receive an additional $20,000 on annual basis for service in such capacity. If the Chairperson of the Board is not an Outside Director, and the Board has appointed a Lead Independent Director, the Lead Independent Director shall receive an additional $20,000 on annual basis for service in such capacity.

(b) Annual Retainers for Committee Service. The following additional annual cash retainers for service on committees of the Board (each, a “Committee”) will apply:

Audit Committee Chairperson:	$20,000
Audit Committee member (other than Chairperson):	$8,000
Compensation Committee Chairperson:	$12,000
Compensation Committee member (other than Chairperson):	$5,000
Nominating and Corporate Governance Committee Chairperson:	$7,500
Nominating and Corporate Governance Committee member (other than Chairperson):	$3,500

(c)Timing of Payments. The cash retainers described above will be paid in equal quarterly installments (in arrears as soon as practicable, but in no event more than 30 days, following each fiscal quarter end). If an Outside Director joins the Board or a Committee at a time other than effective as of the first day of a fiscal quarter, each cash retainer amount that is scheduled to be paid for the fiscal quarter will be prorated based on days served in the applicable fiscal quarter, with the prorated amount paid for the first fiscal quarter in which the Outside Director provides the service, and regular full quarterly payments thereafter. If an Outside Director terminates service on the Board or a Committee during the course of a fiscal quarter, the cash retainer amount for the fiscal quarter in which such termination occurs will be prorated based on days served in such fiscal quarter. All annual cash fees are vested upon payment.

II.	Equity Grants

All grants of equity awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary (without the need for any additional corporate action by the Board or the Compensation Committee) and will be made in accordance with the following provisions:

(a) Initial Grants. Upon the initial election or appointment of an Outside Director to the Board, such Outside Director will receive a grant of restricted stock units (“RSUs”) under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), covering a number of shares of the Company’s common stock (the “Common Stock”) equal to (i) $240,000 divided by (ii) the average closing price of the Common Stock for the 10 trading days preceding the effective date of the Outside Director’s election or appointment to the Board (the “Initial Grant”). The RSUs subject to the Initial Grants will vest in equal installments annually over three years, with one-third of the RSUs vesting on the each of the first, second and third anniversaries of the date of grant, subject to such Outside Director’s Continuous Service (as defined in the 2021 Plan) through each such vesting date.

(b) Annual Grants. On the date of each annual meeting of the Company’s stockholders (an “Annual Meeting”), each Outside Director who continues as a director of the Company following the Annual Meeting shall receive a grant of RSUs under the 2021 Plan, covering a number of shares of Common Stock equal to (i) $180,000 divided by (ii) the average closing price of the Common Stock for the 10 trading days preceding the date of the Annual Meeting. The RSUs subject to the Annual Grants will vest in full on the earlier of (i) the first anniversary of the date of grant, or (ii) the date of the next Annual Meeting, in either case subject to such director’s Continuous Service through such vesting date. No Outside Director shall be granted an Annual Grant in the same fiscal year that such person received his or her Initial Grant.

(c) Acceleration of Initial Grants and Annual Grants. Notwithstanding the foregoing vesting schedules, all Initial Grants and Annual Grants granted pursuant to this Policy shall vest in full immediately prior to, but conditioned upon, the closing of a Change in Control as defined under the 2021 Plan, subject to such Outside Director remaining in Continuous Service with the Company until immediately prior to the closing of such Change in Control.

(d) Settlement and Deferral. Unless an Outside Director elects to defer the delivery of Common Stock to be issued upon settlement of vested RSUs under Initial Grants and Annual Grants as described below, the Common Stock shall be delivered on the applicable vesting date, or as soon as practicable thereafter, subject to the terms and conditions of the applicable form of RSU grant notice and agreement approved by the Board; provided, that such Common Stock shall be delivered no later than the date that is the 15th day of the third calendar month of the year following the calendar year in which such shares are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d). Outside Directors may defer the receipt of Common Stock underlying Initial Grants and Annual Grants pursuant to this Policy by completing a deferral election form provided by the Company. An election to defer the receipt of Common Stock subject to an Initial Grant or an Annual Grant must be made by delivering the election form to the Company, in the case of an Annual Grant, before the Annual Meeting to which such Annual Grant relates, and, in the case of the Initial Grant, on the date of or by no later than thirty (30) days after the Outside Director’s initial appointment or election to the Board; provided, however, that a deferral election only applies to compensation paid for services performed after the election. No deferral election will be given effect unless it complies with the deferral election rules of Section 409A of the Code. If an Outside Director elects to defer delivery of Common Stock to be issued upon settlement of vested RSUs, any vested RSUs granted pursuant to this Policy will be settled in Common Stock on the earlier of (i) an Outside Director’s “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) without regard to any alternative definition thereunder) from the Company (a “Separation from Service”) for any reason (provided that the RSUs will be settled six months and one day after such separation from service, or, if earlier, upon the Outside Director’s death, if the Outside Director is a specified employee under Treasury Regulation Section 1.409A-1(i) at the time of separation), or (ii) a Change in Control that also constitutes a “change in control event” (as determined under Treasury Regulations Section 1.409A-3(i)(5)) (a “Change in Control”).

(e) Additional Provisions. All provisions of the 2021 Plan not inconsistent with this Policy will apply to awards granted to Outside Directors. Outside Directors will be required to execute an RSU award agreement in a form satisfactory to the Company prior to receipt of an Initial Grant or Annual Grant. An Outside Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

III.	Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board or any Committee thereof. The Company will reimburse Outside Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Outside Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

IV. Section 409A

It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code, as amended, and the rules and regulations thereunder (“Section 409A”) so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

V. Revisions

The Board or the Compensation Committee may amend, alter, suspend or terminate this Policy at any time and for any reason. The Board or the Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Board or the Compensation Committee determines to make any such change or revision. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

VI. Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Nonemployee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan.